EXHIBIT 10.12

EVALUATION LICENSE AGREEMENT

BETWEEN

NEOPROBE, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD98-088

-i-

EVALUATION LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Neoprobe Corporation, a Delaware corporation having an address at 425 Metro North Place North, Suite 300, Dublin, Ohio 43017-1367 ("LICENSEE") and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

This Agreement is effective on March 31, 2005 ("Effective Date").

RECITALS

WHEREAS, the inventions disclosed in UCSD Disclosure Docket No. SD1998-088 and titled “MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY“ ("Invention"), were made in the course of research at UCSD by Dr. David Vera (hereinafter, the "Inventor") and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1	[reserved].

1.2
"Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.3
"Field" means diagnostic use in ultrasound and optical imaging (and specifically excluding magnetic resonance imaging) which is a labeled-carbohydrate-conjugated macromolecule that directs a label to lymphoid tissue.

1.4	"Territory" means United States, the European Union and Japan.

1.5	"Term" means the period of time beginning on the Effective Date and ending on the second (2nd) anniversary of Effective Date.

1.6
"Patent Rights" means any of the following: the US patent (serial number 6,409,990, titled "MACROMOLECULAR CARRIER FOR DRUG AND DIAGNOSTIC AGENT DELIVERY") disclosing and claiming the Invention, filed by Inventor and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents..

1.7	[reserved].

1.8
"Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.9
"Licensed Method" means any method that is covered by Patent Rights, the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.10
"Licensed Product" means any service, composition or product that is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.11	[reserved]

1.12
“Patent Costs” means all pro-rata out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights and a 15% patent service fee.

ARTICLE 2. GRANTS

2.1 License. Subject to the limitations set forth in this Agreement and Sponsor's Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a limited license under Patent Rights to make and use Licensed Products and to practice Licensed Methods, in the Field within the Territory and during the Term for the sole purpose of evaluating LICENSEE'S interest in negotiating a commercial license under Patent Rights. The sale of Licensed Products or Licensed Methods is strictly prohibited.

The limited license granted herein is exclusive for Patent Rights in the Field.

2.2 Sublicense.

(a) The limited license granted in Paragraph 2.1 includes the right of LICENSEE to grant limited Sublicenses to third parties during the Term but only for as long the license is exclusive.

(b) With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

(iii) promptly provide UNIVERSITY with a copy of each Sublicense issued; and

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iv) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

2.3 Reservation of Rights. UNIVERSITY reserves the right to:

(a) use the Invention and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Invention at any time; and

(c) allow other nonprofit institutions to use Invention and Patent Rights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1 Fees. The parties hereto understand that the fees payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Patent Rights. LICENSEE shall pay UNIVERSITY:

(a) an evaluation license fee of Thirty-Six Thousand Dollars (US$36,000), within thirty (30) days after the Effective Date;

(b) evaluation license maintenance fees of Nine Thousand Dollars (US$9,000) payable on the first year anniversary of the Effective Date, Nine Thousand Dollars (US$9,000) payable on the eighteen-month anniversary of the Effective Date, and Eighteen Thousand Dollars (US$18,000) payable prior to termination;

(c) [*]% of all Sublicense fees received by LICENSEE from its Sublicensees received by LICENSEE;

All fees payments specified in Paragraphs 3.1(a) through 3.1(c) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2 Patent Costs. LICENSEE shall reimburse UNIVERSITY all future (on or after the Effective Date) Patent Costs incurred in the Territory within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE.

3.3 Due Diligence.

  (a) LICENSEE shall:

(i) provide UNIVERSITY progress reports on its evaluation of the Licensed Products as specified in 4.1.

  (b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a), then UNIVERSITY shall have the right and option to either terminate this Agreement or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Progress Reports.

  (i) Beginning six months after Effective Date, LICENSEE shall report to UNIVERSITY progress covering LICENSEE's and Sublicensee’s activities for the preceding six months to develop and test all Licensed Products. Such semi-annual reports shall be due within sixty days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period.

4.2 [reserved]

4.3 Payments.

(a) All fees and reimbursements due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY's taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence).

(b) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay fees based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any fees that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(c) Late Payments. In the event reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

(b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. The University is not obligated to file, prosecute, or maintain Patent Rights outside of the territory at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its License hereunder.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2 Patent Marking. LICENSEE shall mark all Licensed Products made or used under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 Termination by UNIVERSITY. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90)-day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

  (a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)  Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c) Paragraph 8.2 (Indemnification);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 hereof (Secrecy); and

(f) Paragraph 10.5 (Failure to Perform).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the use of such Licensed Product by LICENSEE shall be subject to the terms of this Agreement, including but not limited to the rendering of reports required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) UNIVERSITY warrants that it has the lawful right to grant this license.

(b) The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c) In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method.

(d) Nothing in this Agreement shall be construed as:

(i) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v) an obligation to furnish any know-how not provided in Patent Rights.

8.2 Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, five million dollars (US$5,000,000); (C) personal and advertising injury,one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), five million dollars (US$5,000,000); and

(ii) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents of the University of California" or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1  Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:
425 Metro North Place North
Suite 300
Dublin, Ohio 43017-1367
Attention: President, CEO

If sent to UNIVERSITY by mail:
University of California, San Diego
Technology Transfer & Intellectual Property Services
9500 Gilman Drive
Mail Code 0910
La Jolla, CA 92093-0910
Attention: Assistant Vice Chancellor

If sent to UNIVERSITY by courier:

University of California, San Diego
Technology Transfer & Intellectual Property Services
10300 North Torrey Pines Road
Torrey Pines Center North, First Floor
La Jolla, CA 92037
Attention: Assistant Vice Chancellor

For wire payments to UNIVERSITY:
All payments due UNIVERSITY and made by wire transfers shall include an additional wire transfer fee of twenty-five dollar (US$25) to the amount due. Wire transfers shall be made using the following information:

UCSD receiving bank name:	Bank of America
UCSD bank account no.:	1233-0-18188
UCSD bank routing (ABA) no.:	121000358
UCSD bank account name:	Regents of UC
UCSD bank ACH format code:	CTX

UCSD bank address:	Bank of America PO Box 37025 San Francisco, CA 94137 U.S.A.
UCSD addendum information:	Reference UCSD-TechTIPS Case No.: 1998-088 Department contact: Financial Manager

A fax copy of the transaction receipt should be sent to Financial Manager at: (858) 534-7345. LICENSEE is responsible for all bank charges of wire transfer funds. The bank charges should not be deducted from total amount due to the Regents of the University of California

10.2  Secrecy.

(a) "Confidential Information" shall mean information relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b) Licensee shall:

   (i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

   (ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

   (iii) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A) LICENSEE can demonstrate by written records was previously known to it;

(B) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)  is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D) is required to be disclosed by law or a court of competent jurisdiction; and

(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3  Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY.

10.4  No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5  Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6    Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7  Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8  Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9  Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11  Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

NEOPROBE, INC.:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By:	/s/ David C. Bupp	By:	/s/ Alan S. Paau
	(Signature)		(Signature)

	Name: David C. Bupp		Alan S. Paau, M.B.A, Ph.D.
	Title: President and CEO		Assistant Vice Chancellor, Technology Transfer & Intellectual Property Services

	Date: April 14, 2005		Date: April 8, 2005